United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 12b-25                -----------------
                                                               SEC FILING NO.
                          NOTIFICATION OF LATE FILING          000-30611
                                                              -----------------

                                                              -----------------
                                                               CUSIP NUMBER
                                                               879292 20 9
                                                              -----------------

|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form 10-D
|_| Form N-SAR |_| Form N-CSR

                     For Period Ended: December 31, 2010

                     |_| Transition Report on Form 10-K
                     |_| Transition Report on Form 20-F
                     |_| Transition Report on Form 11-K
                     |_| Transition Report on Form 10-Q
                     |_| Transition Report on Form N-SAR

                     For the Transition Period Ended:  N/A

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


Part I - REGISTRANT INFORMATION

Teleconnect Inc.
-----------------------------------------
Full Name of Registrant

N/A
-----------------------------------------
Former Name if Applicable

Oude Vest 4
-----------------------------------------
Address of Principal Executive Officer

4811 BD Breda, The Netherlands
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City, State and Zip Code


Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   |X| (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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

Part III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR and N-CSR, or the transition report or portion thereof could not be filed within the prescribed period: additional efforts have been required to file consolidated financials of the recently acquired subsidiary in The Netherlands.


Part IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:


            Gustavo Gomez                    (011-34)           607-290-563
     --------------------------------      -------------    -------------------
               (Name)                       (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Teleconnect Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





Date: February 14, 2011                     By: /s/ Gustavo Gomez
     -------------------------                 -----------------------------
                                                Gustavo Gomez
                                                Chief Compliance Officer


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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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